Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-257507 and 333-265942 on Form S-8 of our report dated September 9, 2022, relating to the financial statements of Intapp, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K for the year ended June 30, 2022.

/s/ Deloitte & Touche LLP

San Jose, California
September 9, 2022